THE J.P. Morgan U.S. Small Company Opportunities Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
02/07/01	KPMG Consulting, Inc. (KCIN)

Shares            Price         Amount
52,425	  	  $18.00	$943,650.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      J.P. Morgan Funds
$0.72       N/A		0.047%	           0.236%

  Broker
Morgan Stanley & Co.

Underwriters of KPMG Consulting, Inc. (KCIN)

Underwriters     	                Number of Shares
Morgan Stanley & Co., Inc.                    42,792,800
Goldman, Sachs & Co.                          21,396,400
J.P. Morgan Securities Inc.                   21,396,400
Merrill Lynch, Pierce, Fenner & Smith, Inc.   21,396,400
Banc of America Securities                       500,000
BNY Capital Markets, Inc.                        500,000
Bear, Stearns & Co., Inc.                        500,000
Blaylock & Partners, L.P.                        500,000
Epoch Securities, Inc.                           500,000
Janney Montgomery Scott LLC                      500,000
Edward D. Jones & Co., L.P.                      500,000
Lehman Brothers, Inc.                            500,000
PNC Capital Markets, Inc.                        500,000
Sanders Morris Harris, Inc.                      500,000
SG Cowen Securities Corporation                  500,000
Total                                        112,482,000